UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): August 21, 2018

REINSURANCE GROUP OF AMERICA, INCORPORATED

(Exact Name of Registrant as Specified in its Charter)

Missouri	1-11848	43-1627032
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

16600 Swingley Ridge Road, Chesterfield, Missouri 63017

(Address of Principal Executive Office)

Registrant’s telephone number, including area code: (636) 736-7000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter):

☐  Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On August 21, 2018, Reinsurance Group of America, Incorporated (the “Company”) entered into a credit agreement (the “Credit Agreement”) with a group of lenders named therein (collectively, the “Lenders”). The Credit Agreement includes U.S. Bank National Association (the “Administrative Agent”), as Administrative Agent, Swing Line Lender and L/C Issuer, Bank of America, N.A.; JPMorgan Chase Bank, N.A.; and Wells Fargo Bank, National Association as Joint Syndication Agents and Barclays Bank PLC; HSBC Bank USA, National Association; KeyBank National Association; Mizuho Bank, Ltd.; MUFG Bank, Ltd.; Royal Bank of Canada; and Sumitomo Mitsui Banking Corporation as Co-Documentation Agents. U.S. Bank National Association; JPMorgan Chase Bank N.A.; Merrill Lynch, Pierce, Fenner & Smith Incorporated; and Wells Fargo Securities, LLC served as Co-Lead Arrangers and Joint Bookrunners. Under the Credit Agreement, the Company may borrow and may obtain letters of credit for general corporate purposes for its own account or the account of its subsidiaries, in United States Dollars, British Sterling, Canadian Dollars, Euro, Hong Kong Dollars and Japanese Yen with an overall credit facility amount of up to $850 million.

The Credit Agreement replaces the credit agreement, dated as of September 25, 2014, among the Company and a bank syndicate (the “Former Credit Agreement”), which was scheduled to expire on September 25, 2019 and provided the Company and its subsidiaries with the ability to borrow and obtain letters of credit in an aggregate amount of up to $850 million. On August 20, 2018, the Company had no borrowings outstanding under the Former Credit Agreement and approximately $18.3 million of letters of credit issued under the Former Credit Agreement. Those letters of credit are either being cancelled or replaced with letters of credit issued under the Credit Agreement. As of the date of this filing, no early termination penalties have been incurred by the Company in connection with the termination of the Former Credit Agreement. A description of the material terms and conditions of the Former Credit Agreement is contained in the Current Report on Form 8-K filed with Securities and Exchange Commission on September 29, 2014.

The Company may borrow, repay and reborrow amounts under the Credit Agreement from time to time until the expiration of the Credit Agreement on August 21, 2023, on which date all of the outstanding principal and accrued and unpaid interest will become due. The Credit Agreement may be increased, at the Company’s election, to provide for up to an additional $150 million of borrowings and letters of credit under the terms set forth in the Credit Agreement. Voluntary prepayments and commitment reduction under the Credit Agreement are permitted at any time without fee upon proper notice and subject to a minimum dollar requirement.

The interest rate on each loan made under the Credit Agreement will be an applicable margin, as determined in accordance with a pricing grid plus (i) the LIBOR screen rate as adjusted for a Eurodollar reserve percentage or (ii) the base rate, which is the highest of (a) 0.00%, (b) the prime rate as announced by the Administrative Agent, (c) the Federal Reserve Bank of New York rate plus 0.50% and (d) the one month LIBOR rate plus 1.0%. The Company may select interest periods of one, two, three or six months for Eurocurrency rate loans, subject to availability. Eurocurrency rate loans will be available on three business days’ notice, and base rate loans will be available on the date requested. Longer notice periods apply for loans denominated in currencies other than United States Dollars and the determination of the LIBOR screen rate for certain currencies (Canadian Dollars and Hong Kong Dollars) differs from the determination for all other currencies. Interest will be payable at least quarterly, and at the end of each interest period. The Company will also pay (i) a facility fee at a rate that varies with the Company’s long-term debt ratings and that is calculated on the aggregate amount of the commitments under the Credit Agreement, (ii) letter of credit fees calculated on the aggregate amount of undrawn letters of credit and (iii) certain other fees incurred by the Lenders. During an event of default, interest may accrue at a rate equal to 2% above the interest rates otherwise applicable to each loan outstanding under the Credit Agreement at that time.

The Credit Agreement is unsecured but contains representations and warranties, and affirmative, negative and financial covenants customary for financings of this type, including restrictions related to, among other things, indebtedness, guarantees, liens, asset dispositions, merger or consolidation, the issuance and disposition of stock of certain subsidiaries, consolidated net worth and the ratio of consolidated indebtedness to total capitalization. The Credit Agreement includes customary events of default for facilities of this type (with customary grace periods, as applicable), including, among other things the non-payment of principal, interest and fees, breaches of covenants, inaccuracies of representations and warranties, bankruptcy and insolvency events and material judgments. An event of default would permit the Lenders to require immediate payment of all amounts due under the Credit Agreement, including principal and accrued interest, terminate their commitments and enforce any and all rights, subject to cure provisions, where applicable. Additionally, the Credit Agreement contains cross-acceleration provisions, which would make outstanding borrowings under the Credit Agreement immediately payable in the event of non-payment of other material indebtedness when demanded, and any other event which results in the acceleration of the maturity of material indebtedness.

The Credit Agreement also provides that upon the occurrence of a change of control (as defined in the Credit Agreement) (i) one or more Lenders may withdraw from the Credit Agreement, and (ii) if agreed upon by a majority of the Lenders, the Credit Agreement will terminate and the Company must prepay all outstanding amounts owing thereunder and cash collateralize any outstanding letters of credit.

Some of the Lenders under the Credit Agreement and/or their affiliates have or may have had various relationships with the Company and its subsidiaries involving the provision of a variety of financial services, including investment banking, underwriting, commercial banking and letters of credit, for which the Lenders and/or affiliates receive customary fees and, in some cases, out-of-pocket expenses.

The foregoing description is only a summary and is qualified in its entirety by the Credit Agreement. Since the terms of the Credit Agreement may differ from the general information contained herein, you should only rely on the actual terms of the Credit Agreement, which is filed with this report as Exhibit 10.1 and is incorporated by reference herein.

Item 1.02.	Termination of a Material Definitive Agreement

Information concerning termination of the Former Credit Agreement set forth above under Item 1.01 is hereby incorporated by reference into this Item 1.02.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

Information concerning the amounts for which the Company has become obligated under the Credit Agreement set forth above under Item 1.01 is hereby incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit	Description

10.1	Credit Agreement, dated as of August 21, 2018, by and among Reinsurance Group of America, Incorporated, the lenders named therein, U.S. Bank National Association, as Administrative Agent, Swing Line Lender and L/C Issuer, Bank of America, N.A.; JPMorgan Chase Bank, N.A.; and Wells Fargo Bank, National Association as Joint Syndication Agents and Barclays Bank PLC; HSBC Bank USA, National Association; KeyBank National Association; Mizuho Bank, Ltd.; MUFG Bank, Ltd.; Royal Bank of Canada; and Sumitomo Mitsui Banking Corporation as Co-Documentation Agents.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REINSURANCE GROUP OF AMERICA, INCORPORATED

Date: August 22, 2018	By:	/s/ Todd C. Larson
Todd C. Larson
Senior Executive Vice President and Chief Financial Officer